Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	morrison & foerster llp

new york, san francisco,
los angeles, palo alto,
san diego, washington, d.c.

denver, northern virginia,
orange county, sacramento,
walnut creek, century city

tokyo, london, beijing,
shanghai, hong kong,
singapore, brussels
December 15, 2010
Altera Corporation
101 Innovation Drive
San Jose, California 95134

Re:	2005 Equity Incentive Plan, 1987 Equity Stock Purchase Plan, and Avalon Microelectronics Inc. Amended and Restated Stock Option Plan
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 15, 2010 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,089,503 shares of your common stock, $0.001 par value (the “Common Shares”) which will be issuable from time to time under Altera Corporation’s 2005 Equity Incentive Plan, 1987 Employee Stock Purchase Plan and Avalon Microelectronics Inc. Amended and Restated Stock Option Plan (collectively, the “Plans”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption or assumption, as applicable, of the Plans and the authorization of the issuance of the Common Shares under the Plans (the “Plan Shares”) and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares under the Plans, Altera Corporation will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.
Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Shares.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP